Exhibit 99.1

Date:	May 19, 2011
Contact:	Steve Wells, Los Alamos National Bank President, 505-662-5171

For Immediate Release

Trinity Capital Corporation
Announces Results of 2011 Shareholder Meeting

LOS ALAMOS, N.M., May 19, 2011 — Trinity Capital Corporation (“Trinity”), the holding company for Los Alamos National Bank (“LANB”) and Title Guaranty & Insurance Company, held its annual meeting of shareholders on May 19, 2011.  Approximately 67% of the outstanding shares were voted at the meeting.  All three nominees for director were approved by a vote of at least 94% of the shares voting. The following individuals were elected to continue to serve as directors of Trinity: Jerry Kindsfather, Steve W. Wells and Robert P. Worcester, each for a term expiring in 2014.  The shareholders also ratified by a vote of 95% of the shares voting in favor of the selection of Moss Adams, LLP to serve as Trinity's independent public accounting firm for the year ending December 31, 2011.  Finally, the shareholders approved by a vote of 92% of the shares voting in favor of an advisory resolution approving the compensation of Trinity's Named Executive Officers.  The following are the results of the voting:

1.	Election of directors:

NOMINEE	FOR	WITHHOLD
Jerry Kindsfather	4,090,796 (94.54%)	236,094 (5.46%)
Steve W. Wells	4,074,045 (94.16%)	252,845 (5.84%)
Robert P. Worcester	4,062,915 (93.90%)	263,975 (6.10%)

2.	Ratification of the appointment of Moss Adams, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011:

For	Against	Abstain
4,106,421 (94.90%)	191,207 (4.42%)	29,262 (0.68%)

3.	Approval of the advisory resolution on the 2010 compensation of the Company's Named Executive Officers:

For	Against	Abstain
3,975,544 (91.88%)	305,654 (7.06%)	45,692 (1.05%)

In addition to the business of the annual meeting, William C. Enloe, President and Chief Executive Officer, and Steve W. Wells, Secretary of Trinity and President of LANB discussed Trinity’s performance for the year ended December 31, 2010 and the outlook for the year ahead.

Mr. Enloe noted that 2010 was a very challenging year for Trinity.   Mr. Enloe stated that rather than paying dividends in 2010, Trinity had retained earnings to increase both its capital and LANB’s Provision for Loan Losses.  Mr. Enloe noted that over the past year, Trinity improved its Tier 1 Capital ratio from 9.58% at December 31, 2009 to 9.82% at December 31, 2010 and 10.5% at March 31, 2011. Mr. Enloe also noted that over the past year, LANB increased its Allowance for Loan Losses by $4.2 million from $24.5 million at December 31, 2009 to $28.7 million at December 31, 2010. Mr. Enloe stated that he could not predict whether any dividends would be declared in 2011, but stated that Trinity had strong capital levels, the loan loss analysis indicates that the Allowance for Loan Losses is adequate at its current level, and the Company had good earnings in the first quarter of 2011.  Mr. Enloe stated that he was pleased to have come through the recession remaining profitable each year, while increasing the Allowance for Loan Losses and capital.

Mr. Wells reviewed data on the state and local economies which indicates that they have stabilized and begun to improve.  Mr. Enloe noted that LANB retained the largest deposit share in both Los Alamos and Santa Fe Counties during 2010.  Mr. Enloe stated that the Cerrillos Road Office was LANB’s fastest growing office ever with $56 million in new deposits since it opened in October of 2009. Mr. Enloe stated that LANB is well-positioned from a competitive standpoint and poised to take advantage of emerging opportunities.

A copy of the investor presentation presented at the Annual Shareholder Meeting can be found on Trinity’s website (www.lanb.com/annual-report.aspx) and as Exhibit 99.2 to the Form 8-k filed with the Securities and Exchange Commission on May 19, 2011.

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Trinity is a bank holding company with $1.523 billion in total assets and has 313 employees. LANB is currently in its 48th year of operation, and offers financial services at its main office in Los Alamos, an office in White Rock, three offices in Santa Fe and an office in Albuquerque. LANB also operates a network of 30 automatic teller machines throughout northern New Mexico. Title Guaranty & Insurance Company offers title services from its offices in Los Alamos and Santa Fe.

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This document contains, and future oral and written statements of Trinity and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Trinity. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Trinity’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Trinity undertakes no obligation to update any statement in light of new information or future events. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Trinity and its business, including additional factors that could materially affect Trinity’s financial results, is included in Trinity’s filings with the Securities and Exchange Commission.